UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

Headwaters Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-32459	87-0547337
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 984-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Certain statements contained in this Current Report on Form 8-K are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. In some cases, words such as “may,” ‘should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in Item 1A Risk Factors in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2009, we entered into privately-negotiated agreements (the “Exchange Agreements”) with existing holders (the “Holders”) of our 2.875% Convertible Senior Subordinated Notes due 2016 (the “2.875% Notes”) to exchange approximately $19.8 million in aggregate principal amount of the 2.875% Notes, and approximately $100,000 of accrued interest, for approximately 4.8 million shares of our common stock. The exchange was effected at a 25% discount from the par value of the convertible debt, resulting in an exchange value for our common stock of $4.13 per share. The actual price per share used for the exchange was the volume weighted average price (“VWAP”) on July 28th, or $3.29 per share, less a 6% discount. The parties closed the exchange July 31, 2009. The Form of Exchange Agreement is attached hereto as an exhibit and incorporated herein by reference.

As a result of the exchanges, Headwaters’ total indebtedness was reduced by $19.8 million and annual interest payments will be reduced by approximately $0.6 million. Following the exchanges, approximately $71.8 million aggregate principal amount of the

2.875% Notes remain outstanding. Generally accepted accounting principles require that a non-cash expense estimated to be approximately $13.6 million be recorded in connection with the exchange. This expense will have no impact on cash and is added back to net income in computing EBITDA.

The issuance of shares of common stock in the exchange transactions is exempt from registration under the Securities Act of 1933 pursuant to the provisions of Section 3(a)(9) thereof. The shares of common stock issued in the exchange transactions will be unrestricted securities upon issuance.

The preceding description of the Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Exchange Agreement filed as an exhibit hereto.

Section 3 – Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities.

On July 31, 2009, we exchanged approximately $19.8 million in aggregate principal amount of our 2.875% Notes, and approximately $100,000 of accrued interest, for approximately 4.8 million shares of our common stock in reliance on the exemption from the registration provided by Section 3(a)(9) of the Securities Act.

This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional information pertaining to the exchange is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.100	Form of Exchange Agreement for 2.875% Convertible Senior Subordinated Notes due 2016

99.1	Press release announcing exchange agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2009

HEADWATERS INCORPORATED
(Registrant)

By:	/s/ Kirk A. Benson
Kirk A. Benson
Chief Executive Officer
(Principal Executive Officer)